Exhibit 99.1

For Immediate Release

AFFINIA REPORTS CONTINUED PROFITABILITY IMPROVEMENT

ON LOWER SALES FOR THE SECOND QUARTER OF 2009

ANN ARBOR, MICHIGAN, July 30, 2009—Affinia Group Inc., a global leader in the on and off-highway replacement products and service industry, today reported its preliminary financial results for the second quarter ended June 30, 2009.

Second Quarter

Net sales were $519 million for the quarter compared to $603 million for the same period in 2008. The $84 million decrease in sales was primarily a result of a stronger U.S. Dollar, which led to $55 million of lower sales due to currency translation. The continued recessionary pressure also contributed to lower sales primarily in Brake North America Products Group.

Gross profit for the quarter was $96 million. Although gross profit was $4 million lower than in the second quarter of 2008, it was achieved on much lower sales and resulted in a gross margin of 18.5 percent. This compares with gross profit of $100 million and a gross margin of 16.6 percent for the same period in 2008. The improvement in gross margin was largely due to ongoing cost savings resulting from the comprehensive restructuring program which the company initiated in 2005.

Selling, general and administrative expenses were $71 million for the quarter, a decrease of $27 million compared with the same period in 2008. The decrease is primarily attributable to a reduction in restructuring costs of $23 million. The Company also reduced advertising and payroll related costs by $2 million and $1 million, respectively.

Operating profit for the quarter was $25 million, or 4.8 percent of net sales, compared to $1 million or .2 percent of net sales for the same period in 2008. The improvement was driven by an improvement in gross margin percentage, a reduction in restructuring costs, and reduced selling, general and administrative costs.

Net income attributable to the Company was $9 million for the quarter compared to an $18 million loss for the same period in 2008. Net income increased by $27 million in the second quarter of 2009 in comparison to the second quarter of 2008 primarily due to the factors cited above.

“Affinia focuses on the manufacturing and distribution of quality products which meet form, fit and function specifications set by original equipment manufacturers. Although products have begun to appear in the marketplace that do not match these criteria, we will continue to fulfill our customers expectations to manufacture products that conform to, or exceed these specifications. Our relentless focus on quality, driving out cost and inefficiencies, along with closely managing our balance sheet have placed the company in a very competitive position as the marketplace and overall economic conditions improve. Although market conditions remained soft in the second quarter, due to the continued global economic climate, we have managed our cost structure accordingly and have not only maintained but improved our margins” stated Terry McCormack, Affinia’s President and Chief Executive Officer.

First Half 2009

For the six months ended June 30, 2009, net sales were $976 million as compared to $1,132 million for the same period in 2008.

Gross profit was $181 million compared with $195 million for the same period in 2008. Gross margin increased to 18.5 percent compared with 17.2 percent for the same period in the prior year.

Selling, general and administrative expenses were $135 million, $40 million lower than the first half of 2008. The decrease in selling, general and administrative expenses was primarily attributable to a $26 million reduction in restructuring expenses in the first six months of 2009 compared with the same period in the prior year. In addition, selling, general and administrative expenses for the first six months decreased due to advertising, payroll related costs, legal and professional fees, workers compensation and travel costs.

Operating profit for the first six months of 2009 was $46 million, or 4.7 percent of net sales, compared to $19 million, or 1.7 percent of net sales, for the same period in 2008. The decrease in sales volume was offset by an improvement in gross margin percentage, a reduction in restructuring costs, and reductions in selling, general and administrative expenses.

Net income attributable to the Company was $13 million for the first six months of 2009 compared to a $15 million loss for the same period in 2008. Net income increased by $28 million in the second half of 2009 in comparison to the same period of 2008 due to the factors cited above.

Cash from operations resulted in a use of cash of $7 million for the first six months of 2009 compared to a source of cash of $11 million in the same period in 2008. The decrease in cash from operations was due to the timing of payments of accounts payable. This decrease was offset in part by a significant improvement in net income resulting in a $31 million higher source of cash during the first six months of 2009 compared to the same period last year.

Cash used in investing activities for the first six months of 2009 was $48 million compared to $8 million for the same period in 2008. This $40 million increase in investing activities was largely due to a $25 million investment in an affiliate, Affinia Acquisition LLC and a $10 million increase in restricted cash. Additions to property, plant and equipment were $13 million for the first six months of 2009 compared to $12 million in the prior year.

As of June 30, 2009, the Company had $43 million of cash and cash equivalents. Total debt outstanding was $594 million of which $554 million was long-term debt. Total debt decreased by $28 million from December 31, 2008. The decrease in debt was primarily a result of the retirement of $33 million of 9% senior subordinated notes during the second quarter of 2009. In addition, as of June 30, 2009, the Company had $25 million outstanding under the Company’s receivables securitization program of which $10 million was recorded in short-term debt and $15 million qualified for off balance sheet financing. At June 30, 2009 the Company expects to be in compliance with all debt covenants.

Conference Call

Affinia Group will hold a conference call to discuss its results on Thursday, August 13, 2009 at 11:00am Eastern Time.

Prior to the conference call, Affinia’s full-text financial results and a copy of the slide presentation will be available for downloading from Affinia’s web site: www.affiniagroup.com.

To participate in the call, please dial (866) 439-4712 within the United States and Canada or (212) 457-9845 for international callers and reference conference ID number 223089#. A replay of the call will be available shortly after the live broadcast ends. To access the replay, please dial 1-866-439-4729 within the United States or 1-212-457-9846 for international callers. You will need to reference conference ID number 380357#.

Affinia Group Inc. is a global leader in the on and off-highway replacement products and service industries. In North America the Affinia family of brands includes WIX® filters, Raybestos®, AIMCO® and BrakePro® brake products, and McQuay-Norris® and Raybestos™ Chassis parts. South American and European brands include Nakata®, Filtron®, Urba® and Quinton Hazell®. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved.

With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: the impact of the recent turmoil in the financial markets on the availability and cost of credit; financial viability of key customers and key suppliers; our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy; our ability to achieve cost savings from our restructuring; increased costs in imported products from low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; risk of impairment to intangibles and goodwill; risk of successful refinancing if required; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties that could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; changes in accounting standards that impact our financial statements; difficulties in developing, maintaining or upgrading information technology systems; the adequacy of our capital resources for future acquisitions; our ability to successfully combine our operations with any businesses we have acquired or may acquire; effective tax rates and timing and amounts of tax payments; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements apply only as of the date of this news release and the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after such date.

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